                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                  CONTACT:  RICHARD RICHARDSON, INTERIM CEO
                                                        ROBERT SUTTON, SENIOR VP
                                                                  (717) 796-6100

                         BALANCED CARE COMPLETES MERGER
                          WITH IPBC ACQUISITION CORP.

Mechanicsburg, PA, August 19, 2002----Balanced Care Corporation (AMEX:BAL) announced today that it has completed its merger with IPBC Acquisition Corp. ("Acquisition"). The Company's stockholders approved the agreement and plan of merger at a special meeting held on August 19, 2002. Under the terms of the merger agreement, Acquisition acquired all of the issued and outstanding shares of common stock of the Company not currently owned by IPC Advisors S.a.r.l. ("IPC"), owner of approximately 53% of the Company's issued and outstanding common stock prior to the merger, for cash in the amount of $0.25 per share. Pursuant to the merger agreement, Acquisition was merged with and into the Company, and the Company survived as a subsidiary of IPC. As a result of the merger, the Company will no longer be listed on The American Stock Exchange and will cease to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

Balanced Care currently operates 53 facilities with system-wide capacity of 3,687 residents. The Company utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and other reports subsequently filed with the Securities and Exchange Commission.